Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Red Lion Hotels Corporation

201 W. North River Drive, Suite 100

Spokane, WA 99201

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 29, 2016, relating to the consolidated financial statements and the effectiveness of Red Lion Hotels Corporation’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Spokane, Washington

July 29, 2016